Exhibit 99.1

Longeveron Inc. Announces Pricing of a $20.5 Million Private Placement

Miami, Florida—December 1, 2021— Longeveron Inc. (NASDAQ: LGVN) (“Longeveron” or “Company”), a clinical stage biotechnology company developing cellular therapies for chronic aging-related and life-threatening conditions, today announced that it entered into a securities purchase agreement with certain institutional investors to purchase approximately $20.5 million worth of its common stock and warrants in a private placement.

Under the terms of the securities purchase agreement, the Company has agreed to sell approximately 1.17 million shares of its common stock and warrants to purchase 1.17 million shares of common stock. The warrants will be exercisable immediately upon the date of issuance and have an exercise price of $17.50 per share. The warrants will expire five years from the date of issuance. The purchase price for one share of common stock and one corresponding warrant will be $17.50. The gross proceeds to the Company from the private placement are estimated to be approximately $20.5 million before deducting the placement agent’s fees and other estimated offering expenses. The offering is expected to close on or about December 3, 2021, subject to the satisfaction of customary closing conditions.

Longeveron intends to use the net proceeds from the private placement to support the ongoing clinical development of Lomecel-B, the Company’s lead investigational product, which is currently being evaluated as a potential therapeutic for Hypoplastic Left Heart Syndrome, Aging Frailty Alzheimer’s Disease and other diseases. In addition, the Company plans to use the proceeds to fund additional research and development, product development, and for general and administrative purposes.

EF Hutton, division of Benchmark Investments, LLC, is acting as exclusive placement agent for the offering.

The shares of common stock and warrants described above have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. Pursuant to a registration rights agreement with the investors, the Company has agreed to file one or more registration statements with the SEC covering the resale of the shares of common stock and the shares issuable upon exercise of the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Longeveron Inc.

Longeveron is a clinical stage biotechnology company developing cellular therapies for specific aging-related and life-threatening conditions. The Company’s lead investigational product is the LOMECEL-B™ cell-based therapy product (“Lomecel-B”), which is derived from culture-expanded medicinal signaling cells (MSCs) that are sourced from bone marrow of young, healthy adult donors. Longeveron believes that by using the same cells that promote tissue repair, organ maintenance, and immune system function, it can develop safe and effective therapies for some of the most difficult disorders associated with the aging process and other medical disorders. Longeveron is currently sponsoring Phase 1 and 2 clinical trials in the following indications: Aging Frailty, Alzheimer’s disease, the Metabolic Syndrome, Acute Respiratory Distress Syndrome (ARDS), and hypoplastic left heart syndrome (HLHS). The Company’s mission is to advance Lomecel-B and other cell-based product candidates into pivotal Phase 3 trials, with the goal of achieving regulatory approvals, subsequent commercialization and broad use by the healthcare community. Additional information about the Company is available at www.longeveron.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “believe,” “expects,” “may,” “looks to,” “will,” “should,” “plan,” “intend,” “on condition,” “target,” “see,” “potential,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Moreover, forward-looking statements in this release include, but are not limited to, anticipated timing of completion of the Offering, statements about the ability of our clinical trials to demonstrate safety and efficacy of our product candidates, and other positive results, including achievement of primary endpoints; the timing and focus of our ongoing and future preclinical studies and clinical trials; the size of the market opportunity for our product candidates, the beneficial characteristics, safety, efficacy and therapeutic effects of our product candidates; our ability to obtain and maintain regulatory approval of our product candidates, our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available and our ability to avoid infringing the intellectual property rights of others. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the period ended September 30, 2021. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations:

Brendan Payne

Stern Investor Relations

Tel: (212) 362-1200

Email: Brendan.payne@sternir.com